HOMESIDE LENDING, INC.
       EXHIBIT 12 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)


The following table sets forth the ratio of earnings to fixed charges of HomeSide Lending, Inc. for the three and nine month periods ended June 30, 1999, the period from February 11, 1998 to June 30, 1998, and the predecessor period from September 1, 1997 to February 10, 1998. The ratio of earnings to fixed charges is computedby dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.


                                                                                                      Predecessor
                                  For the three    For the Three     For the Nine    For the period     For the
                                                                                          from        period from
                                   Months Ended     Months Ended     Months Ended    February 11,     September 1,
                                                                                        1998 to         1997 to
                                  June 30, 1999    June 30, 1998      30-Jun-99      June 30, 1998    February 10,
                                                                                                          1998
                                  ---------------  ---------------  --------------- ---------------- ---------------
Earnings before income taxes             $32,033          $32,924          $96,925          $47,333         $66,699
                                  ---------------  ---------------  --------------- ---------------- ---------------
Interest expense                          29,682           25,940           91,983           39,569          43,897
Interest portion of rental expense           761              514            2,136              713             740
                                  ---------------  ---------------  --------------- ---------------- ---------------
Fixed charges                             30,443           26,454           94,119           40,282          44,637
                                  ---------------  ---------------  --------------- ---------------- ---------------
Earnings before fixed charges             62,476           59,378          191,044           87,615         111,336
                                  ---------------  ---------------  --------------- ---------------- ---------------

Fixed Charges:

Interest expense                          29,682           25,940           91,983           39,569          43,897
Interest portion of rental expense           761              514            2,136              713             740
                                  ---------------  ---------------  --------------- ---------------- ---------------
Fixed charges                            $30,443          $26,454          $94,119          $40,282         $44,637
                                  ---------------  ---------------  --------------- ---------------- ---------------
Ratio of earnings to fixed charges        $2.05            $2.24            $2.03           $2.18            $2.49
                                  ===============  ===============  =============== ================ ===============